Exhibit 10.11

QUEST SOFTWARE, INC.

EXECUTIVE INCENTIVE PLAN

Section 1 - Purposes.

This Quest Software, Inc. Executive Incentive Plan (the “Plan”) provides for incentive compensation to those key officers and employees of Quest Software, Inc. (“Quest”) or any affiliated entity included in Quest’s consolidated financial statements (collectively, the “Company”), who, from time to time may be selected for participation. The Plan is intended to provide incentives and rewards for the contributions of such employees toward the successful achievement of the Company’s financial and business goals established for the applicable performance period. The Company’s policy is to have a significant portion of a participant’s total compensation tied to the Company’s performance. Except as provided in Section 18, payments pursuant to the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Section 2 – Administration.

The Plan shall be administered by the committee (the “Committee”) of the Board of Directors of Quest that has been designated to administer programs intended to qualify as “performance-based compensation” within the meaning of Section 162(m). The Committee shall have authority to: (a) select eligible individuals who are to participate in the Plan for a specified performance period; (b) establish the specific performance objectives that must be achieved for each performance period at one or more designated levels (threshold, above-threshold, target and above-target) for bonuses or awards to be earned under the Plan for that performance period; (c) set the bonus or other award potential for each participant at each designated level of performance; (d) certify the amount of the actual bonus or other award that is earned; (e) make rules and adopt administrative procedures in connection with the Plan; (f) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (g) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry the Plan into effect. The Committee shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan. The Committee shall determine the beginning and ending dates for each performance period. Unless otherwise determined by the Committee, the performance period shall correspond to Quest’s fiscal year. Notwithstanding any other provision of the Plan to the contrary, other than Section 18, the Plan shall be administered and its provisions interpreted so that payments pursuant to the Plan qualify as “performance-based compensation” within the meaning of Section 162(m). Determinations by the Committee shall be final and binding on the Company and all participants.

Section 3 – Selection of Participants.

The executive officers of the Company as well as those other key employees of the Company who, in the opinion of the Committee, may make comparable contributions to the Company shall be eligible to participate in the Plan. Each performance period, the Committee may designate from among those employees who are eligible to participate in the Plan those employees who shall participate in the Plan for such performance period. Other than as specified in Section 18, in the event an individual is selected to participate in the Plan, such individual shall not also participate in another bonus or other compensation plan, if the participation in such other plan would result in the Plan not satisfying the conditions for “performance-based compensation” within the meaning of Section 162(m).

Section 4 – Establishing Performance Objectives.

During the first ninety (90) days of each performance period (or, for performance periods greater or less than 12 months, during the first 25% of the performance period) the Committee shall establish one or more performance objectives, at least one of which shall be based on a shareholder approved business criteria. The Committee shall have discretion to establish objectives that are not based on shareholder approved business criteria, including objectives the achievement of which may require subjective assessments by the Committee. Notwithstanding the foregoing, the maximum possible payout shall be based solely on shareholder approved business criteria. The use of non-shareholder approved business criteria shall be used solely to reduce an award. The shareholder approved business criteria based on the Company’s performance are as follows:

•	Net income determined in accordance with generally accepted accounting principles

•	Earnings per share determined in accordance with generally accepted accounting principles

•	Customer satisfaction as determined by an independent professional survey research firm

•	Increase in the trading price of Quest’s stock above the trading price at the time of the award

•	Return on equity, including return on capital, return on investments and total shareholder return, in each case as determined in accordance with generally accepted accounting principles

•	Return on assets determined in accordance with generally accepted accounting principles

•	Return on investments determined in accordance with generally accepted accounting principles

•	Sales growth or return on sales determined in accordance with generally accepted accounting principles

•	Change in or achievement in excess of thresholds with respect to bookings

•

Change in or achievement in excess of thresholds with respect to revenues, including total revenue; license revenue; and service revenue determined in accordance with generally accepted accounting principles

•	Operating income or operating margin determined in accordance with generally accepted accounting principles

•	Cash flow or operating cash flow determined in accordance with generally accepted accounting principles

•	Earnings before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles

•	Earnings before interest, taxes, depreciation and amortization and before stock compensation expense determined in accordance with generally accepted accounting principles

•	Achievement in excess of thresholds with respect to cost reduction

•	Any combination of the foregoing

With respect to any criteria listed above, the Committee may adjust the definition of the criteria by excluding elements of the criteria or including an additional element, provided the achievement or non-achievement of the resulting criteria can be objectively determined by the financial information collected by the Company in the preparation of its financial reports. For example, the net income criteria could be modified to exclude the net income of a division of the Company. Also by way of example, the earnings before interest, taxes, depreciation and amortization could be modified to take into account one of the aforementioned excluded elements in the calculation of this criterion. Furthermore, a criteria could be created that compares the Company’s performance in a criteria listed above to the approved budget for such criteria or to the performance over the same performance period of a pre-selected group of companies or a pre-selected index.

Notwithstanding the foregoing, the Committee must select criteria that collectively satisfy the requirements of performance-based compensation for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain.

Section 5 – Adjustments of Awards Upon the Occurrence of Certain Extraordinary or Nonrecurring Events

The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of extraordinary or infrequently occurring events affecting the Company or the financial statements of the Company whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan. Extraordinary or nonrecurring events that could affect the Company or the financial statements of the Company include the following: (1) changes in accounting principles that become effective during the performance period, (2) the disposition of a business or significant assets, (3) changes in applicable laws or regulations affecting the Company’s financial statements or operations, (4) gains or losses from all or certain claims, litigation, judgments, settlements and/or insurance recoveries, (5) the impact of impairment of intangible assets, (6) restructuring activities including reductions-in-force, (7) impact of investments or acquisitions, (8) foreign exchange gains and losses, (9) exchange rate effects, as applicable for non-U.S. dollar denominated results, and/or (10) the effects of any change in the outstanding shares of Quest’s common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. Notwithstanding the foregoing, except as provided in Section 18, the Committee shall not be authorized to make an adjustment pursuant to this Section 5 if such adjustment would result in a payment pursuant to the Plan not satisfying the requirements for performance-based compensation for purposes of Section 162(m).

Section 6 – Establishing Target Awards.

During the first ninety (90) days of each performance period (or, for performance periods greater or less than 12 months, during the first 25% of the performance period) the Committee shall establish a target award for each participant in the Plan. Individual participants may earn an award payout ranging from zero percent to a maximum of five hundred percent of their target award. The Committee will establish an award payout schedule based upon the extent to which the Company performance objectives and/or other performance objectives are or are not achieved or exceeded. Pursuant to Section 4, entitlement to an award shall be based solely on shareholder approved business criteria; however, non-shareholder approved criteria may be used to reduce the amount of an award payable to one or more participants. Notwithstanding the foregoing, no participant shall receive a payment pursuant to the Plan that exceeds $5 million for any twelve (12) month period. To the extent that a target award is expressed by reference to a number of shares of Quest’s common stock, for the purpose of applying the limitations on a maximum award as set forth in this Section 6, unless otherwise determined by the Committee when determining the target award, the value of such stock shall be the Value of Common Stock as defined in Section 9 using the date the target award is determined by the Committee as the day of valuation.

Section 7 – Certification of Final Awards.

No later than two and one-half (2- 1/2 ) months following a performance period, the Committee shall determine whether the established performance objectives and other criteria for each participant in the Plan were achieved (the “Certificate Date”). Each performance objective shall be measured separately in terms of the actual level of achievement and shall be weighted equally or in such other proportion as the Committee shall determine at the time such performance objectives are determined. If the actual level of achievement is between two specified levels, then the bonus or other award attributable to that performance objective shall be interpolated on a straight line basis, unless otherwise provided by the Committee when establishing such objective. The Committee shall have full discretion to reduce individual final awards based on individual or Company performance as the Committee considers appropriate in the circumstances. The Committee shall not have discretion to increase awards for the performance period.

Section 8 – Termination of Employment.

Participants whose employment by the Company is terminated for any reason other than death or disability during any performance period will receive no payment under the Plan for such performance period. Participants who die or become totally and permanently disabled during any performance period will receive prorated payments under the Plan based on the number of whole months of employment completed during the performance period and the extent to which the performance criteria were achieved. Except as provided in Section 9, participants whose employment by the Company is terminated for any reason after the close of the performance period but before the distribution of payments under the Plan will be paid all amounts applicable under this Plan for such performance period based on the extent to which the performance criteria were achieved.

Section 9 – Time of and Payment of Awards.

Payment of awards shall be made during the period commencing with the Certification Date and ending on the earlier of (a) 30 days after the Certification Date or (b) two and one-half (2- 1/2) months after the end of the performance period. Notwithstanding the foregoing, payment shall not occur prior to any required shareholder approval. The Committee shall have the discretion to pay awards in the form of (i) cash, (ii) Common Stock, (iii) Restricted Stock, (iv) Stock Units, (v) Restricted Stock Units, or (vi) a combination of the foregoing. Payroll and other taxes shall be withheld as determined by the Company. Notwithstanding the foregoing, the Committee, at the beginning of a performance period, may determine whether a participant is eligible to defer any payments pursuant to the Plan under a nonqualified deferred compensation plan. In the case of any such deferred payment, the terms of such deferred compensation plan shall control; provided, however, that, unless the Committee determines that the alternative deferred payment does not have to comply with the following limitations in order to avoid the application of Section 162(m), any amount payable pursuant to such deferred compensation plan in excess of the amount otherwise payable pursuant to this Plan shall not exceed, as determined by the Committee, either (a) an amount based on either

Moody’s Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for the purpose of Section 162(m)) over the deferral period or (b) the return over the deferral period of one or more predetermined actual investments, as determined by the Committee, such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s).

For the purposes of this Section 9, the following definitions shall apply:

“Common Stock” shall mean common stock of Quest.

“Restricted Stock” shall mean Common Stock that is subject to Vesting as set forth in the Restricted Stock Agreement adopted by the Committee.

“Stock Units” shall mean an unfunded, unsecured commitment by Quest to deliver a pre-determined number of shares of Common Stock (or the cash equivalent of such Common Stock) to a participant at a future time in accordance with the terms and conditions of a Stock Unit Agreement adopted by the Committee.

“Restricted Stock Unit” shall mean a Stock Unit that is subject to Vesting as set forth in the Restricted Stock Unit Agreement adopted by the Committee.

“Vesting” shall mean a requirement that a participant remain an employee of Quest, or an affiliate of Quest, for an additional period of time in order to retain the Common Stock (in the case of Restricted Stock) or the Stock Unit (in the case of a Restricted Stock Unit).

“Value of Common Stock” shall mean: (a) if Quest’s common stock is listed on any established stock exchange or national market system, by reference to the closing sales price of Quest’s common stock as quoted on such exchange or system (or the exchange with the greatest volume of trading in Quest’s common stock) on the day of valuation as reported in The Wall Street Journal or such other source as the Committee deems reliable; and (b) if there is no closing sales price for Quest’s common stock on the day of valuation, the closing sales price on the last preceding day for which such quotation exists. Vesting shall not be taken into account in determining the Value of Common Stock for this purpose.

In the event the Committee does not specify the form of the payment at the time the Committee establishes the target award, the form of payment shall be in the form of cash unless the Committee determines (a “Retroactive Determination”) on or before the Certification Date that the form of payment will include some non-cash consideration. In the event the Committee makes a Retroactive Determination, the total value of the payment shall not exceed the value if the payment were made only in cash. The Committee shall be deemed to be in compliance with the preceding sentence if the sum of (i) the Value of Common Stock, (ii) the Value of Common Stock that is Restricted Stock, (iii) the Value of Common Stock that is subject to Stock Units or Restricted Stock Units, and (iv) the cash in the payment pursuant to the Retroactive Determination would be less than or equal to an all-cash payment on both the last day of the performance period and the Certification Date.

Shares of Common Stock issued directly or as Restricted Stock or pursuant to Stock Units or Restricted Stock Units shall be issued pursuant to Quest’s 1999 Stock Incentive Plan, as amended, unless otherwise determined by the Committee.

Section 10 – Forfeiture.

It shall be an overriding precondition to the payment of any award (a) that the participant not engage in any activity that, in the opinion of the Committee, is in competition with any activity of the Company or any affiliated entity or otherwise inimical to the best interests of the Company and (b) that the participant furnish the Committee with all such information confirming satisfaction of the foregoing condition as the Committee shall reasonably request. If the Committee makes a determination that a participant has engaged in any such competitive or otherwise inimical activity, such determination shall operate to immediately cancel all then unpaid award amounts.

Section 11 – Death.

Any award remaining unpaid, in whole or in part, following the death of a participant shall be paid to the participant’s legal representative or to a beneficiary designated by the participant in accordance with the rules established by the Committee.

Section 12 – No Right to Employment or Award.

No person shall have any claim or right to receive an award, and selection to participate in the Plan shall not confer upon any employee any right with respect to continued employment by the Company or continued participation in the Plan. Further the Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss a participant free from any liability or claim for benefits pursuant to the Plan, except as provided under this Plan or other written plan adopted by the Company or written agreement between the Company and the participant.

Section 13 – Discretion of Company, Board of Directors and Committee.

Any decision made or action taken by the Company or by the Board of Directors of Quest or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation or effect of the Plan shall be within the absolute discretion of the Company, the Board of Directors, or the Committee, as the case may be, and shall be conclusive and binding upon all persons. To the maximum extent possible, no member of the Committee shall have any liability for actions taken or omitted under the Plan by such member or any other person.

Section 14 – No Funding of Plan.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any participant or former participant shall be no greater than those of a general unsecured creditor or shareholder of Quest, as the case may be.

Section 15 – Non-Transferability of Benefits and Interests.

Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any participant or former participant. This Section 15 shall not apply to an assignment of a contingency or payment due (i) after the death of a participant to the deceased participant’s legal representative or beneficiary or (ii) after the disability of a participant to the disabled participant’s personal representative.

Section 16 – Law to Govern.

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

Section 17 – Non-Exclusivity.

The Plan does not limit the authority of the Company, the Board of Directors or the Committee, or any current or future subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, other than that specifically prohibited herein.

Section 18 – Section 162(m) Conditions; Bifurcation of Plan.

It is the intent of the Company that, except as provided in this Section 18, all payments made hereunder satisfy all applicable requirements for “performance-based compensation” under Section 162(m). Accordingly, any provision, application or interpretation of the Plan inconsistent with such intent shall be disregarded. Notwithstanding the foregoing, the Committee may grant awards pursuant to the Plan such that the payment associated with such award will not qualify as performance-based compensation under Section 162(m) in the following circumstances:

(i) The participant is a person whose compensation is not subject to Section 162(m);

(ii) At the time the award is made, the Committee specifically states that the award in question is not intended to qualify as performance-based compensation; provided, however, that such non-qualifying award not result in any award that is intended to qualify as performance-based compensation failing to qualify as performance-based compensation; or

(iii) At the time the award is made, the Committee provides for payment in circumstances which, if such circumstance were to occur, would result in the payment not qualifying as performance-based compensation under Section 162(m).

Section 19 – Amendment or Termination.

Once approved by the shareholders of the Company, the Plan shall remain in effect until the date of the first shareholder meeting that occurs in the fifth (1/5th) year following the year in which the shareholders of the Company previously approved the Plan; provided, however, that the Board of Directors of the Company and the Committee each reserves the right at any time to make any changes in the Plan as it may consider desirable or may suspend, discontinue or terminate the Plan at any time. No action under this Section 19 which adversely affects a participant’s rights to, or interest in, an award granted prior to the date of such action shall be effective unless the participant shall have agreed thereto in writing.

Quest Software, Inc.,
a California corporation

By:______________________________________
Name:	Vincent C. Smith
Its:	Chief Executive Officer

By:______________________________________
Name:	J. Michael Vaughn
Its:	Secretary